Exhibit 1.5

September 9, 2016

Master Confirmation for Forward Stock Sale Transactions

To:	DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Telefax No.: 216-755-1697

Attention: Christa A. Vesy

Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer

From:	KeyBanc Capital Markets Inc.

127 Public Square

Cleveland, Ohio 44114

Attention: David Gruber

Dear Sir/Madam:

The purpose of this letter agreement (this “Master Confirmation”) is to confirm the terms and conditions of the transactions to be entered into from time to time between KeyBanc Capital Markets Inc. (“KBCM”) and DDR Corp. (“Party B”) in accordance with the terms of the Sales Agency Financing Agreement, dated as of September 9, 2016, between KeyBanc Capital Markets Inc. and Party B (the “Sales Agency Financing Agreement”) on the Trade Dates specified below (collectively, the “Transactions”, and each, a “Transaction”). Each Transaction will be evidenced by a supplemental confirmation (each, a “Supplemental Confirmation,” and each such Supplemental Confirmation, together with this Master Confirmation, a “Confirmation” for purposes of the Agreement specified below) substantially in the form of Exhibit A hereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into each Confirmation. In the event of any inconsistency between the Equity Definitions and any Confirmation, such Confirmation will govern to the extent of such inconsistency. Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.

1.	Each Confirmation evidences a complete and binding agreement between KBCM and Party B as to the terms of the Transaction to which such Confirmation relates. Each Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if KBCM and Party B had executed an agreement in such form on the date hereof (but without any Schedule except for the election of the laws of the State of New York as the governing law); provided that in no event shall Party B be required to pay an additional amount to KBCM under Section 2(d)(i)(4) of the Agreement; provided further that, prior to any assignment or transfer by KBCM of any of its rights, or any delegation by KBCM of any of its duties, under this Master Confirmation and any Supplemental Confirmation relating to a Transaction, in each case, pursuant to the provisions set forth under the heading “Assignment” below, in no event shall KBCM be required to pay an additional amount to Party B under Section 2(d)(i)(4) of the Agreement. In the event of any inconsistency between provisions of the Agreement and any Confirmation, such Confirmation will prevail for the purpose of the Transaction to which such Confirmation relates. In the event of any inconsistency between provisions of this Master Confirmation and any Supplemental Confirmation, such Supplemental Confirmation will prevail to the extent of such inconsistency. The parties hereby agree that no Transaction other than the Transactions to which the Confirmations relate shall be governed by the Agreement. For purposes of the Equity Definitions, each Transaction is a Share Forward Transaction.

2.	The terms of the particular Transactions to which this Master Confirmation relates are as follows:

GENERAL TERMS:

Seller:	Party B

Buyer:	KBCM

Trade Date:	Subject to the provisions under the heading “Acceleration Events” below, for each Transaction, the last Trading Day (as defined in the Sales Agency Financing Agreement) of the Forward Hedge Selling Period (as defined in the Sales Agency Financing Agreement) for such Transaction, as specified in the Supplemental Confirmation for such Transaction.

Effective Date:	For each Transaction, the date that follows the Trade Date for such Transaction by one Settlement Cycle, as specified in the Supplemental Confirmation for such Transaction.

Base Shares:	For each Transaction, the number of Shares equal to the Actual Sold Forward Amount (as defined in the Sales Agency Financing Agreement) for the Forward Hedge Selling Period for such Transaction, as specified in the Supplemental Confirmation for such Transaction. Immediately after the open of business on each Settlement Date for a Transaction, the number of Base Shares for such Transaction shall be reduced by the number of Settlement Shares for such Settlement Date.

Maturity Date:	For each Transaction, the date that follows the Trade Date for such Transaction by the number of months set forth in the Transaction Notice (as defined in the Sales Agency Financing Agreement) for such Transaction, as specified in the Supplemental Confirmation for such Transaction (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day); provided that if the Maturity Date for any Transaction is a Disrupted Day, then such Maturity Date shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day.

Forward Price:	For each Transaction, on the Effective Date for such Transaction, the Initial Forward Price for such Transaction, and on any other day, the Forward Price for such Transaction as of the immediately preceding calendar day multiplied by the sum of (i) 1 and (ii) the Daily Rate for such day; provided that, on each Forward Price Reduction Date for such Transaction that occurs on or after the Effective Date for such Transaction, the Forward Price for such Transaction in effect on such date shall be such Forward Price otherwise in effect on such date minus the Forward Price Reduction Amount for such Forward Price Reduction Date.

Initial Forward Price:	For each Transaction, the product of (i) an amount equal to 1 minus the Forward Hedge Selling Commission Rate (as defined in the Sales Agency Financing Agreement) applicable to such Transaction; and (ii) the Volume-Weighted Hedge Price.

Volume-Weighted Hedge Price:	For each Transaction, the USD amount per Share equal to the volume-weighted average of the Sales Prices (as defined in the Sales Agency Financing Agreement) per share of Forward Hedge Shares (as defined in the Sales Agency Financing Agreement) sold on each Trading Day of the Forward Hedge Selling Period for such Transaction, as specified in the Supplemental Confirmation for such Transaction; provided that, solely for the purposes of calculating the Initial Forward Price, each such Sales Price (other than the Sales Price for the last day of the relevant Forward Hedge Selling Period) shall be subject to adjustment in the same manner as the Forward Price pursuant to the definition thereof during the period from, but excluding, the date one Settlement Cycle immediately following the Trading Day of the relevant Forward Hedge Selling Period on which the Forward Hedge Shares related to such Sales Price are sold to, and including, the Effective Date of such Transaction. The Initial Forward Price for each Transaction shall be specified in the Supplemental Confirmation for such Transaction.

Daily Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) the Spread divided by (ii) 360.

USD-Federal Funds Rate:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “OBFR01 <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears on any day on such page, the Calculation Agent shall determine the rate for such day in a commercially reasonable manner from any publicly available source (including any Federal Reserve Bank); provided, however, that if, after using its commercially reasonable efforts, the Calculation Agent is unable to find such a rate, then the rate for the immediately preceding day (determined in the manner provided above) shall be used for such day.

Spread:	0.50%

Settlement Commission:	As set forth in Exhibit B hereto.

Forward Price Reduction Date:	For each Transaction, each date set forth under the heading “Forward Price Reduction Date” in the Transaction Notice for such Transaction, as specified in Schedule I to the Supplemental Confirmation for such Transaction.

Forward Price Reduction Amount:	For each Forward Price Reduction Date for any Transaction, the Forward Price Reduction Amount set forth opposite such date on Schedule I to the Supplemental Confirmation for such Transaction.

Shares:	Common Shares, $0.10 par value per share, of DDR Corp. (the “Issuer”) (Exchange identifier: “DDR”).

Prepayment:	Not Applicable

Exchange:	New York Stock Exchange, subject to clause (e) under the heading “Acceleration Events” below.

Related Exchange(s):	All Exchanges.

Clearance System:	The Depository Trust Company (or its successor).

Calculation Agent:	KBCM. Upon execution of this Master Confirmation, Party B hereby requests the Calculation Agent to provide, and the Calculation Agent shall provide, Party B with a schedule of all calculations, adjustments and determinations in reasonable detail and in a timely manner.

Determining Party:	KBCM

Exchange Act:	The Securities Exchange Act of 1934, as amended from time to time.

SETTLEMENT TERMS:

Settlement Date:	With respect to any Transaction, subject to the provisions under “Acceleration Events” and “Termination Settlement” below, any Scheduled Trading Day following the Effective Date for such Transaction and up to, and including, the Maturity Date for such Transaction, as designated by Party B in a written notice (a “Settlement Notice”) that satisfies the Settlement Notice Requirements and that (a) if related to any Cash Settlement or Net Share Settlement, is delivered to KBCM at least ten Scheduled Trading Days prior to such Settlement Date and (b) if related to Physical Settlement, is delivered at any time before the Maturity Date for such Transaction, and settlement will be completed as promptly as reasonably practicable thereafter; provided that (i) subject to clause (ii) below and after giving effect to any other Settlement occurring on the Maturity Date for such Transaction, the Maturity Date for such Transaction shall be a Settlement Date for such Transaction if the number of Base Shares for such Transaction immediately before the open of business on such Maturity Date is greater than zero; (ii) if Cash Settlement or Net Share Settlement applies, any Settlement Date for any Transaction shall, if KBCM is unable to completely unwind its hedge during the originally scheduled Unwind Period due to (A) an inability to comply with the provisions of Rule 10b-18 under the Exchange Act (assuming that Rule 10b-18 applied to KBCM’s purchases during the Unwind Period as if KBCM were Party B), (B) the existence of any Suspension Day or Disrupted Day, or (C) the inability of KBCM, in its commercially reasonable judgment after using its commercially reasonable efforts, to unwind its hedge during the originally scheduled Unwind Period, be deferred until the third Scheduled Trading Day following the date on which KBCM is able to completely unwind its hedge (provided that such deferral shall not extend beyond the earlier of (x) the Maturity Date and (y) the 20th Scheduled Trading Day after the Settlement Date designated in the Settlement Notice, and such deferred date shall be a Settlement Date for such Transaction to which (1) Cash Settlement or Net Share Settlement, as applicable, will apply with respect to the portion of the applicable Settlement Shares as to which KBCM has unwound its hedge during the Unwind Period (for avoidance of doubt, such portion of such Settlement Shares to be a number of Settlement Shares with respect to which KBCM would be deemed, pursuant to the immediately following paragraph, to have completely unwound its hedge), and (2) Physical Settlement will apply with respect to the remainder of such Settlement Shares), and (iii) with respect to any Transaction, no more than 20 Settlement Dates other than the Maturity Date for such Transaction may be designated by Party B; provided further that if KBCM shall fully unwind its hedge by a date that is more than one Settlement Cycle prior to the related Settlement Date specified above, KBCM may, by written notice to Party B, specify any Scheduled Trading Day prior to such original Settlement Date as the Settlement Date; provided further that if any Settlement Date specified above is not a Scheduled Trading Day, the Settlement Date shall instead be the next Scheduled Trading Day. Notwithstanding anything herein to the contrary, if any Settlement Date is not a Clearance System Business Day, then such Settlement Date shall instead occur on the next succeeding day that is a Clearance System Business Day.

With respect to any Settlement Date of a Transaction, KBCM will be deemed to have completely unwound its hedge upon such time that KBCM shall have acquired a number of Shares (i) in the case of Cash Settlement, equal to the number of Settlement Shares for such Settlement Date, and (ii) in the case of Net Share Settlement, for which KBCM has paid an aggregate purchase price (inclusive of a per Share commission equal to the Settlement Commission) equal to (1) the product of (A) the number of Settlement Shares for such Settlement

Date and (B) the Forward Price for such Transaction as of the first day of the applicable Unwind Period minus (2) the product of (A) the Forward Price Reduction Amount for each Forward Price Reduction Date for such Transaction that occurs during such Unwind Period and (B) the number of Settlement Shares with respect to which KBCM has not unwound its hedge as of the close of business on such Forward Price Reduction Date.

Settlement Shares:	For any Settlement Date of a Transaction, subject to the provisions under “Acceleration Events” and “Termination Settlement” below, the number of Shares so designated by Party B in the applicable Settlement Notice, provided such number of Shares shall not exceed the number of Base Shares for such Transaction immediately before the open of business on such Settlement Date, less the number of Shares previously designated as Settlement Shares for such Transaction for which a Settlement Date has not yet occurred; provided that, on the Maturity Date for any Transaction, the number of Settlement Shares for such Transaction shall be equal to the number of Base Shares for such Transaction immediately before the open of business on such Maturity Date, less the number of Shares previously designated as Settlement Shares for such Transaction for which a Settlement Date has not yet occurred; provided further that the number of Settlement Shares shall not be less than the lesser of (i) the number of Base Shares for such Transaction immediately before the open of business on such Settlement Date, less the number of Shares previously designated as Settlement Shares for such Transaction for which a Settlement Date has not yet occurred; and (ii) 1,000 Shares.

Settlement Method:	Subject to the provisions under “Settlement Date” above and “Acceleration Events” and “Termination Settlement” below, Physical, Cash, or Net Share, at the election of Party B as set forth in a Settlement Notice that satisfies the Settlement Notice Requirements. Party B hereby irrevocably elects Physical Settlement to apply to any Settlement Date for a Transaction that occurs on the Maturity Date for such Transaction pursuant to clause (i) of the first proviso opposite the caption “Settlement Date” above for which a Settlement Notice meeting the requirements hereof has not been delivered. Furthermore, if Party B designates a Settlement Date but fails to elect a Settlement Method for such Settlement Date, Party B shall be deemed to have irrevocably elected for Physical Settlement to apply on such Settlement Date.

Settlement Notice Requirements:	Notwithstanding any other provisions hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement (as applicable) unless Party B delivers to KBCM with such Settlement Notice a representation signed by Party B substantially in the following form: “As of the date of this Settlement Notice, DDR Corp. is not aware of any material nonpublic information concerning itself or the Shares, and is designating the date contained herein as a Settlement Date in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.” In addition, notwithstanding any other provisions hereof, a Settlement Notice delivered by Party B that specifies Cash Settlement or Net Share Settlement will not be effective to establish a Settlement Date or require Cash Settlement or Net Share Settlement (as applicable) if, as of the date of such Settlement Notice, any Shares (other than the Settlement Shares designated in such Settlement Notice) have been designated as Settlement Shares for a Cash Settlement or a Net Share Settlement for which the last Unwind Date is not before the date of such Settlement Notice.

Unwind Period:	The period from, and including, the first Scheduled Trading Day following the date on which Party B elects Cash Settlement or Net Share Settlement in respect of a Settlement Date through the third Scheduled Trading Day preceding such Settlement Date (it being understood that such Settlement Date may be deferred pursuant to clause (ii) of the first proviso under “Settlement Date” above, thereby lengthening the related Unwind Period).

Unwind Daily Share Amount:	On each Scheduled Trading Day during the Unwind Period relating to a Settlement Date, other than a Suspension Day or a Disrupted Day, KBCM will, in accordance with the principles of best execution, use commercially reasonable efforts to purchase a number of Shares equal to the least of (i) 100% of the volume limitation of Rule 10b-18 applicable to KBCM (assuming that Rule 10b-18 applied to KBCM’s purchases during the Unwind Period as if KBCM were Party B) for the Shares on such Scheduled Trading Day, without reference to any block purchases, (ii) 25% of the daily trading volume for the Shares on the Exchange on such Scheduled Trading Day, and (iii) the number of Shares required, pursuant to the second paragraph under “Settlement Date” above, to be purchased by KBCM in order to completely unwind its hedge with respect to the Settlement Shares relating to such Settlement Date. In connection with bids and purchases of Shares in connection with any Net Share Settlement or Cash Settlement of any Transaction hereunder, KBCM shall conduct its activities, or cause its affiliates to conduct their activities, in a manner consistent with the requirements of the safe harbor provided by Rule 10b-18 under the Exchange Act (as if such provisions were applicable to such purchases), subject to applicable Securities and Exchange Commission or Staff no-action letters or interpretations as appropriate and subject to any delays between execution and reporting of a trade of the Shares on the applicable securities exchange or quotation system and other circumstances reasonably beyond KBCM’s or such affiliates’ control. For avoidance of doubt, in no event shall KBCM be required to make any such purchases during any Unwind Period (or during overlapping Unwind Periods for one or more Settlement Dates of one or more Transactions) that exceed the volume limitations set forth in Rule 10b-18.

Physical Settlement:	In lieu of the obligations set forth in Section 9.2 of the Equity Definitions, on any Settlement Date in respect of which Physical Settlement applies, Party B shall deliver, through the Clearance System, to KBCM (or its broker-dealer designated affiliate) a number of Shares equal to the Settlement Shares for such Settlement Date, and KBCM (or its designated broker-dealer affiliate) shall deliver to Party B, by wire transfer of immediately available funds to an account designated by Party B, an amount in cash equal to the Physical Settlement Amount for such Settlement Date, on a delivery versus payment basis.

Physical Settlement Amount:	With respect to any Transaction, for any Settlement Date in respect of which Physical Settlement applies, an amount in cash equal to the product of the Forward Price for such Transaction on such Settlement Date and the number of Settlement Shares for such Settlement Date.

Cash Settlement:	In lieu of the obligations set forth in Sections 8.4 and 8.5 of the Equity Definitions, on any Settlement Date in respect of which Cash Settlement applies, (i) if the Cash Settlement Amount is a positive number, KBCM will pay the Cash Settlement Amount to Party B; and (ii) if the Cash Settlement Amount is a negative number, Party B will pay the absolute value of the Cash Settlement Amount to KBCM. Such amounts shall be paid on the Settlement Date by wire transfer of immediately available funds to an account designated by the party to receive such amounts.

Cash Settlement Amount:	With respect to any Transaction, for any Settlement Date for such Transaction in respect of which Cash Settlement applies, an amount determined by the Calculation Agent equal to: (1) the product of (i) (A) the Forward Price for such Transaction as of the first day of the applicable Unwind Period minus (B) the Settlement Price for such Cash Settlement, and (ii) the number of Settlement Shares for such Settlement Date that are subject to Cash Settlement minus (2) the product of (i) the Forward Price Reduction Amount for each Forward Price Reduction Date for such Transaction that occurs during such Unwind Period and (ii) the number of Settlement Shares for such Settlement Date that are subject to Cash Settlement and with respect to which KBCM has not unwound its hedge as of such Forward Price Reduction Date.

Settlement Price:	With respect to any Transaction for any Settlement Date for such Transaction in respect of which Cash Settlement or Net Share Settlement applies, the sum of (x) the weighted average price per Share at which KBCM purchased Shares during the Unwind Period applicable to such Cash Settlement or Net Share Settlement to unwind its hedge in connection with the portion of such Transaction to be settled on such Settlement Date, in compliance with the second sentence under “Unwind Daily Share Amount” above and (y) a per Share commission equal to the Settlement Commission.

Net Share Settlement:	On any Settlement Date in respect of which Net Share Settlement applies, if the number of Net Share Settlement Shares is a (i) positive number, KBCM (or its designated broker-dealer affiliate) shall deliver, through the Clearance System, a number of Shares to Party B equal to the Net Share Settlement Shares, and (ii) negative number, Party B shall deliver, through the Clearance System, a number of Shares to KBCM (or its designated broker-dealer affiliate) equal to the absolute value of the Net Share Settlement Shares; provided that if KBCM determines in its good faith judgment that it would be required to deliver Net Share Settlement Shares to Party B, KBCM (or its designated broker-dealer affiliate) may elect to deliver a portion of such Net Share Settlement Shares on one or more dates prior to the applicable Settlement Date.

Net Share Settlement Shares:	On any Settlement Date of a Transaction in respect of which Net Share Settlement applies, an amount equal to (A) the number of Shares acquired in the Unwind Period applicable to the portion of such Transaction to be settled on such Settlement Date pursuant to Net Share Settlement minus (B) the number of Settlement Shares for such Settlement Date that are subject to Net Share Settlement.

Settlement Currency:	USD

Failure to Deliver:	Not Applicable

Other Applicable Provisions:	To the extent KBCM is obligated to deliver Shares hereunder, the provisions of Sections 9.9 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Party B is the issuer of the Shares.

SUSPENSION OF CASH OR NET SHARE SETTLEMENT:

Suspension Day:	Any day on which KBCM determines, in its commercially reasonable discretion and based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by KBCM generally in connection with its business) for KBCM or its affiliates to refrain from engaging in transactions in the Shares. KBCM shall notify Party B if it makes a determination that any day in an Unwind Period is a Suspension Day, but such notice need not specify the reason for KBCM’s determination. If KBCM shall subsequently determine that such day is no longer a Suspension Day, then KBCM shall notify Party B of the same as soon as reasonably practicable, which notice need not specify the reason for KBCM’s determination.

ADJUSTMENTS:

Method of Adjustment:	Calculation Agent Adjustment. Notwithstanding anything in the Equity Definitions to the contrary, for each Transaction, the Calculation Agent may make an adjustment pursuant to Calculation Agent Adjustment to any one or more of the Base Shares for such Transaction, the Forward Price for such Transaction and any other variable relevant to the settlement or payment terms of such Transaction to preserve the economic intent of the parties.

EXTRAORDINARY EVENTS:

Extraordinary Events:	In lieu of the applicable provisions contained in Article 12 of the Equity Definitions, the consequences of any applicable Extraordinary Event shall be as specified in “Acceleration Events” and “Termination Settlement” hereunder.

ACCOUNT DETAILS:

Payments to KBCM:	To be advised under separate cover or telephone, confirmed prior to each Settlement Date.

Payments to Party B:	To be advised under separate cover or telephone, confirmed prior to each Settlement Date.

Delivery of Shares to KBCM:	To be advised

Delivery of Shares to Party B:	To be advised

3.	Other Provisions:

Conditions to Effectiveness:

The effectiveness of each Supplemental Confirmation on the Effective Date for such Supplemental Confirmation shall be subject to: (i) the condition that the representations and warranties of Party B contained in Section 3(a) of the Agreement and in the Sales Agency Financing Agreement, and any certificate delivered pursuant to the Sales Agency Financing Agreement by Party B, be true and correct on such Effective Date as if made as of such Effective Date; (ii) the condition that the representations and warranties of KBCM contained in Section 3(a) of the Agreement be true and correct on such Effective Date as if made as of such Effective Date; (iii) the condition that Party B have delivered to KBCM an opinion of counsel (which may include internal counsel to Party B and which may, at Party B’s election, be an opinion of counsel required to be delivered pursuant to the Sales Agency Financing Agreement, provided such opinion of counsel satisfies the requirements hereof) dated on or prior to the first Trade Date for a Transaction hereunder with respect to matters set forth in Section 3(a)(ii) and Section 3(a)(v) of the Agreement (as if references therein to “this Agreement” were instead references to “this Master Confirmation”); (iv) the condition that Party B have performed all of the obligations required to be performed by it under the Sales Agency Financing Agreement on or prior to such Effective Date; (v) delivery by KBCM to Party B of a properly executed Internal Revenue Service Form W-9 or similar documentation establishing an exemption from backup withholding under the Internal Revenue Code of 1986, as amended; (vi) the satisfaction of all of the conditions set forth in Section 5.01 of the Sales Agency Financing Agreement (for purposes hereof, the representation in Section 3(a)(iv) of the Agreement shall, for avoidance of doubt, extend to this Master Confirmation and each Supplemental Confirmation); (vii) the non-occurrence of any event that would cause an Acceleration Event to be in effect upon the effectiveness of such Supplemental Confirmation; and (viii) delivery by Party B to KBCM of a properly executed Internal Revenue Service Form W-9 or similar documentation establishing an exemption from backup withholding under the Internal Revenue Code of 1986, as amended.

Representations and Warranties of Party B: Party B hereby represents and warrants to KBCM (each of such representations to be deemed part of Section 3(a) of the Agreement) as of the date hereof and on the Effective Date of each Transaction, and, in the case of clause (b), on such dates and on each Settlement Date for such Transaction, that:

(a)	The execution, delivery and the performance by Party B of this Master Confirmation or the Supplemental Confirmation for such Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date for such Transaction), as the case may be, and compliance by Party B with its obligations under this Master Confirmation or such Supplemental Confirmation, as the case may be, (i) has been duly authorized by all necessary corporate action and does not and will not result in any violation of the provisions of the articles of incorporation or by-laws of Party B or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government instrumentality or court, domestic or foreign, having jurisdiction over Party B or any of its assets, properties or operations and (ii) will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage or deed of trust or other material agreement or instrument, in each case filed (or incorporated by reference) as an exhibit to Party B’s then most recent Form 10-K or Party B’s Form 8-Ks or Form 10-Qs filed after the end of the latest fiscal year of Party B covered by such Form 10-K and on or prior to such date on which Party B makes or is deemed to make these representations and warranties and to which Party B or any of its subsidiaries is a party or by which Party B or any of its subsidiaries or any of their respective properties is bound.

(b)	No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the execution, delivery and performance by Party B of this Master Confirmation or the Supplemental Confirmation for such Transaction, as the case may be, and, if applicable, the consummation of such Transaction (including, without limitation, the issuance and delivery of Shares on any Settlement Date for such Transaction) except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Securities Act”), (ii) such as may be required pursuant to the periodic reporting obligations of the Exchange Act and (iii) as may be required to be obtained under state securities law.

(c)	Party B is as of the date hereof, and after giving effect to the transactions contemplated hereby and by the relevant Supplemental Confirmation will be, Solvent. As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of Party B is not less than the total amount required to pay the liabilities of Party B on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (B) Party B is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Master Confirmation, Party B is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) Party B is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which Party B is engaged and (E) Party B is not a defendant in any civil action that could reasonably be expected to result in a judgment that Party B is or would become unable to satisfy.

(d)

Neither Party B nor any “affiliated purchaser” of Party B (as defined in Rule 10b-18 under the Exchange Act) shall take any action (including, without limitation, the purchase of any Shares) that would cause any purchases of Shares by KBCM or its affiliates during any Unwind Period relating to any Cash Settlement or Net Share Settlement of any Transaction not to comply with Rule 10b-18 under the Exchange Act (assuming that Rule 10b-18 applied to KBCM’s or its affiliates purchases during the Unwind Period as if KBCM or its affiliates were Party B).

(e)	Party B is at all times an “eligible contract participant” within the meaning of Section 1a of the Commodity Exchange Act, as amended, by virtue of being a corporation, partnership, proprietorship, organization, trust, or other entity that has total assets exceeding $10,000,000, and such Transaction will have been subject to individual negotiation.

(f)	The representations and warranties of Party B contained in the Sales Agency Financing Agreement and any certificate delivered pursuant thereto by Party B shall be true and correct on such Effective Date as if made as of such Effective Date.

(g)	Party B is not and has not been the subject of any civil proceeding of a judicial or administrative body of competent jurisdiction that could reasonably be expected to impair materially Party B’s ability to perform its obligations under this Master Confirmation or the Supplemental Confirmation for such Transaction, as the case may be.

(h)	Party B has not and will not enter into any agreement similar to any Transaction hereunder where any valuation or unwind period (however defined) in such other transaction will overlap at any time (including as a result of acceleration, postponement or extension in such valuation period as provided in the relevant agreement) with any Unwind Period of any Transaction hereunder. For the avoidance of doubt, Party B hereby covenants not to take any action that, pursuant to the terms of or contemplated by those certain Master Confirmations for Forward Stock Sale Transactions, of even date herewith, between Party B and The Bank of New York Mellon, and between Party B and The Bank of Nova Scotia (the “Other Master Confirmations”), would result in any “Unwind Period” (as defined in the Other Master Confirmations) overlapping with any Unwind Period hereunder. In the event that the valuation or unwind period in any other similar transaction overlaps with any Unwind Period of any Transaction hereunder as a result of any Acceleration Event hereunder, Party B shall promptly amend such transaction to avoid any such overlap.

(i)	Party B at all times is not a (i) Federal agency; (ii) State, State agency, city, county, municipality, or other political subdivision of a State; (iii) employee benefit plan, as defined in section 3 of Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (iv) governmental plan, as defined in section 3 of ERISA; or (v) endowment, including an endowment that is an organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended (any such entity, a “Special Entity,” as defined in Section 4s(h)(2)(C) of the Commodity Exchange Act, as amended).

(j)	Party B’s LEI/CICI is as follows: W2AVA6SODOQ1LCYJQR54. “LEI/CICI” means a “legal entity identifier” satisfying the requirements of U.S. Commodity Futures Trading Commission (“CFTC”) Regulation 45.6 or such other entity identifier as will be provided by the CFTC pending the availability of such legal entity identifiers.

(k)	Party B is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

(l)	Party B is not entering into this Master Confirmation or any Confirmation (and with respect to any election of Cash Settlement or Net Share Settlement, it is not making such election) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares).

Covenants of Party B: Party B hereby agrees that, so long as either party has or may have any obligation under any Transaction, that:

(a)	Each Share, when issued and delivered in accordance with the terms of such Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance(s) thereof will not be subject to any preemptive or similar rights.

(b)	Party B will keep available and free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon any settlement of such Transaction as herein provided, the full number of Shares as shall then be issuable upon Physical Settlement of such Transaction.

(c)	Prior to any Settlement Date, the Shares to be delivered by Party B (if any) with respect to that Settlement Date shall have been approved for listing or quotation on the Exchange, subject to official notice of issuance.

(d)	Party B agrees not to repurchase any Shares if, immediately following such repurchase, the aggregate Base Shares for all Transactions would be equal to or greater than 15% of the number of then-outstanding Shares.

(e)	Party B will not engage in any “distribution” (as defined in Regulation M under the Exchange Act) other than distributions meeting the requirements of the exceptions set forth in Rule 102(b) or Rule 102(c) of Regulation M under the Exchange Act during any Unwind Period for such Transaction.

(f)	In addition to any other requirements set forth herein, Party B agrees not to elect Cash Settlement or Net Share Settlement in respect of such Transaction if such settlement would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B. Party B will not directly or indirectly take any action that would cause any purchase of Shares by KBCM during any Unwind Period to fail to comply with the requirements of Rule 10b5-1 under the Exchange Act.

(g)	Party B will, by the fifth succeeding Exchange Business Day, notify KBCM upon obtaining knowledge of the occurrence of any event that would, with the giving of notice, the passage of time or the satisfaction of any condition, constitute an Event of Default, a Potential Event of Default or a Potential Adjustment Event.

(h)	The parties acknowledge and agree that any Shares delivered by Party B to KBCM on any Settlement Date for such Transaction will be newly issued Shares and, when delivered by KBCM (or an affiliate of KBCM) to securities lenders from whom KBCM (or an affiliate of KBCM) borrowed Shares in connection with hedging its exposure to such Transaction, will be freely saleable without further registration or other restrictions under the Securities Act in the hands of those securities lenders, irrespective of whether such stock loan is effected by KBCM or an affiliate of KBCM so long as it was effected to hedge KBCM’s exposure with respect to such Transaction. Accordingly, Party B agrees that the Shares that it delivers to KBCM on each Settlement Date for such Transaction shall not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

In addition, Party B covenants to notify KBCM in writing (which shall include email) at least ten Exchange Business Days prior to the ex-dividend or ex date, as applicable, of a distribution, issue or dividend to existing holders of the Shares, which ex-dividend date or ex date occurs at any time from, and including, the date hereof and ends on the final Settlement Date under this Master Confirmation.

Covenants and Representation of KBCM:

(a)	KBCM shall use any Settlement Shares for any Transaction delivered by Party B to KBCM to return to securities lenders to close out borrowings created by KBCM (or an affiliate of KBCM) in connection with its hedging activities related to exposure under such Transaction.

(b)	In connection with bids and purchases of Shares in connection with any Cash Settlement or Net Share Settlement of any Transaction, KBCM shall comply, or cause compliance, with the provisions of Rule 10b-18 under the Exchange Act, as if such provisions were applicable to such purchases, subject to applicable Securities and Exchange Commission or Staff no-action letters or interpretations as appropriate and subject to any delays between execution and reporting of a trade of the Shares on the applicable securities exchange or quotation system and other circumstances reasonably beyond KBCM’s or such affiliates’ control.

(c)	KBCM is at all times an “eligible contract participant” within the meaning of Section 1a of the Commodity Exchange Act, as amended.

Acceleration Events: An Acceleration Event shall occur if:

(a)	Stock Borrow Events. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if, after using commercially reasonable efforts, KBCM (or its affiliate) is unable to hedge (or maintain a hedge of) KBCM’s exposure to any Transaction (a “Stock Borrow Event”) because:

(i) of the lack of sufficient Shares being made available for Share borrowing by lenders; or

(ii) KBCM (or its affiliate) would incur a stock loan cost of more than 45 basis points per annum; in each case, KBCM shall have the right to designate any Scheduled Trading Day to be a Settlement Date in respect of such Transaction on at least three Scheduled Trading Days’ notice, and to select the number of Settlement Shares for such Settlement Date; provided that (x) prior to the effectiveness of the designation of a Stock Borrow Event under this paragraph (a), Party B may refer KBCM to a lending party reasonably acceptable to KBCM that will lend KBCM (or its affiliate) Shares within such three Scheduled Trading Day period, on terms reasonably acceptable to KBCM and at a stock loan cost of no more than 45 basis points per annum and (y) the number of Settlement Shares for any Settlement Date so designated by KBCM shall not exceed the number of Shares as to which such inability to, or cost limitation with respect to, borrow exists.

(b)	Dividends and Other Distributions. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, with respect to any Transaction, if on any day Party B declares a distribution, issue or dividend to existing holders of Shares of (i) any cash dividend to the extent that the aggregate amount of all cash dividends having an ex-dividend date during the period from, and including, any Forward Price Reduction Date for such Transaction to, but excluding, the next subsequent Forward Price Reduction Date for such Transaction (with each of the Trade Date and the Maturity Date for such Transaction being a Forward Price Reduction Date for such Transaction for purposes of this clause (b) only) exceeds, on a per Share basis, the Forward Price Reduction Amount set forth opposite the first date of such period on Schedule I to the Supplemental Confirmation for such Transaction or (ii) share capital or securities of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction which has a record date on or after the Effective Date for such Transaction and on or prior to the final Settlement Date for such Transaction or (iii) any other type of securities (other than Shares), rights or warrants or other assets, which distribution, issue or dividend has a record date on or after the Effective Date for such Transaction and on or prior to the final Settlement Date for such Transaction, then KBCM shall have the right to designate any Scheduled Trading Day to be a Settlement Date for such Transaction for the entire Transaction on at least three Scheduled Trading Day’s notice to Party B; or

(c)	ISDA Early Termination Date. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if KBCM has the right to designate an Early Termination Date with respect to any Transaction pursuant to Section 6 of the Agreement, then, in lieu of such right, KBCM shall instead have the right to designate any Scheduled Trading Day to be a Settlement Date for such Transaction for the entire Transaction on at least three Scheduled Trading Days’ notice to Party B; or

(d)	Board Approval of Merger. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, with respect to any Transaction, if on any day occurring on or after the first Trading Day of the Forward Hedge Selling Period for such Transaction, the board of directors of Party B votes to approve, or there is a public announcement by Party B of, any action that, if consummated, would constitute a Merger Event (as defined in the Equity Definitions; provided that the language in such definition after the clause “(a “Reverse Merger”)” shall be deleted and replaced with “, in each case if the Merger Date is on or before the Maturity Date for any Transaction under this Master Confirmation”), Party B shall notify KBCM of any such vote or announcement within three Scheduled Trading Days (and, in the case of any such vote, Party B also covenants and agrees to publicly announce the occurrence of such vote within three Scheduled Trading Days thereof). Thereafter, KBCM shall have the right to designate any Scheduled Trading Day to be a Settlement Date for such Transaction for the entire Transaction on at least three Scheduled Trading Days’ notice to Party B, and if a Settlement Date so designated by KBCM is to occur prior to the date that is one Settlement Cycle after the last day of the Forward Hedge Selling Period relating to such Transaction, then the day immediately following the date Party B so notifies KBCM shall, for purposes of such Settlement Date so designated by KBCM, be deemed to be the Trade Date for such Transaction; or

(e)

Other Events. Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, with respect to any Transaction, if an Insolvency, an Insolvency Filing, a Nationalization, a Delisting (as provided further in the next sentence) or a Change in Law (other than as specified in clause (Y) of the definition thereof) occurs, KBCM shall have the right to designate any Scheduled

Trading Day to be a Settlement Date for such Transaction for the entire Transaction on at least three Scheduled Trading Days’ notice to Party B. In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE Amex Equities, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange, such exchange shall be deemed to be the Exchange; provided that (i) for purposes of determining whether an event has occurred that permits KBCM to designate a Settlement Date pursuant to this clause (e), the first day of the Forward Hedge Selling Period relating to such Transaction shall be deemed to be the Trade Date for such Transaction; and (ii) for purposes of any such Settlement Date so designated by KBCM to occur prior to the date that is one Settlement Cycle after the last day of the Forward Hedge Selling Period relating to such Transaction, the day immediately following the date KBCM so notifies Party B of such designation shall be deemed to be the Trade Date for such Transaction.

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, if KBCM designates, pursuant to clause (d) or clause (e) above, a Settlement Date with respect to a Transaction and such Settlement Date is to occur before the date that is one Settlement Cycle after the last day of the Forward Hedge Selling Period for such Transaction, then, for purposes of such Settlement Date, (i) a Supplemental Confirmation relating to such Transaction shall, notwithstanding the provisions under “Conditions to Effectiveness” above, be deemed to be effective; and (ii) the Forward Price shall be deemed to be the Initial Forward Price (calculated assuming that the last Trading Day of such Forward Hedge Selling Period occurs on the date that is deemed, pursuant to clause (d) or clause (e) above, as applicable, to be the Trade Date for such Transaction for purposes of such Settlement Date).

The definition of “Change in Law” set forth in Section 12.9(a)(ii) of the Equity Definitions is hereby amended such that the phrase “any applicable law or regulation” therein shall be deemed to include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted or rule or regulation promulgated.

In the event of a Stock Borrow Event, KBCM shall, upon request of Party B, provide Party B with reasonable documentation in its possession regarding its determination that a Stock Borrow Event has occurred, provided that in no event shall KBCM be obligated to provide any proprietary or confidential information.

Termination Settlement:

If a Settlement Date with respect to any Transaction is specified following an Acceleration Event with respect to such Transaction (a “Termination Settlement Date”), Party B will be deemed to have irrevocably elected that Physical Settlement shall apply to such Transaction with respect to such Termination Settlement Date as set forth above, subject to the provisions described under “Limit on Beneficial Ownership” below. If, upon designation of a Termination Settlement Date by KBCM with respect to any Transaction, Party B fails to deliver the Settlement Shares relating to such Termination Settlement Date when due or otherwise fails to perform its obligations in connection therewith, it shall be an Event of Default where Party B is the Defaulting Party for purposes of the Agreement (including, without limitation, Section 6 thereof, which shall apply to such Transaction). If an Acceleration Event occurs during an Unwind Period of any Transaction relating to a number of Settlement Shares of such Transaction to which Cash Settlement or Net Share Settlement applies, then on the Termination Settlement Date of such Transaction relating to such Acceleration Event, notwithstanding any election to the contrary by Party B, Cash Settlement or Net Share Settlement shall apply to the portion of the Settlement Shares relating to such Unwind Period as to which KBCM has unwound its hedge (for avoidance of doubt, such portion of such Settlement Shares to be a number of Settlement Shares with respect to which KBCM would be deemed, pursuant to the second paragraph under “Settlement Date” above, to have completely unwound it hedge) and Physical Settlement shall apply in respect of (x) the remainder (if any) of such Settlement Shares and (y) the Settlement Shares designated by KBCM with respect to such Transaction in respect of such Termination Settlement Date. If KBCM designates a Termination Settlement Date (other than pursuant to clause (a) under “Acceleration Events” above), then all Settlement Dates theretofore designated by Party B to occur after such Termination Settlement Date shall instead occur on such Termination Settlement Date and shall, except to the extent (and only to the extent) provided in the immediately preceding sentence, be subject to Physical Settlement, notwithstanding any election to the contrary by Party B.

Certain Changes In Law:

If there shall occur any Change In Law specified in clause (Y) of the definition thereof, KBCM will, in lieu of immediately exercising rights under clause (e) under the heading “Acceleration Events” above, notify Party B of the relevant change and provide in reasonable detail the reason for the “materially increased cost” referred to in the definition of Change In Law, and KBCM and Party B will negotiate in good faith for at least 30 calendar days to amend this Master Confirmation to take account of such “materially increased cost.” Such amendment may, if agreed by KBCM and Party B, result in a Change In Law specified in clause (Y) of the definition thereof being treated as if it were a Change In Law specified in clause (X) of the definition thereof, as described in clause (e) under the heading “Acceleration Events” above. During the continuance of such negotiations, the parties will continue to perform all of their respective duties and obligations under this Master Confirmation and in respect of each Transaction. If KBCM and Party B are able to agree on a mutually acceptable amendment, such amendment will be effective from the date of such agreement, and the relevant Change In Law shall not constitute an Acceleration Event for purposes of this Master Confirmation (it being understood, for the avoidance of doubt, that nothing in this sentence shall prevent a subsequent event from being deemed to constitute a Change In Law). If, after negotiating in good faith for at least 30 calendar days to so amend this Master Confirmation, KBCM and Party B do not agree on such an amendment, the relevant Change In Law specified in clause (Y) of the definition thereof shall treated as if it were a Change In Law specified in clause (X) of the definition thereof, and KBCM may treat such Change in Law as an Acceleration Event and exercise its rights under clause (e) under the heading “Acceleration Events” above.

Rule 10b5-1:

It is the intent of KBCM and Party B that the purchase of Shares by KBCM during any Unwind Period of any Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and that this Master Confirmation and each Supplemental Confirmation be interpreted to comply with the requirements of Rule 10b5-1(c).

Party B acknowledges that, except as otherwise provided herein, (i) during any Unwind Period of any Transaction, Party B does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Shares by KBCM (or its agent or affiliate) in connection with this Master Confirmation or the Supplemental Confirmation for such Transaction and (ii) Party B is entering into the Agreement and this Master Confirmation and will enter into all Supplemental Confirmations in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 under the Exchange Act.

Party B hereby agrees with KBCM that during any Unwind Period for any Transaction, Party B shall not communicate, directly or indirectly, any material non-public information (within the meaning of federal securities laws) to any Equity Personnel (as defined below). For the avoidance of doubt and solely by way of illustration, information should be presumed “material” if it relates to such matters as dividend increases or decreases, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline of orders, significant merger or acquisition proposals or agreements, significant new products or discoveries, extraordinary borrowing, major litigation, liquidity problems, extraordinary management developments, purchase or sale of substantial assets, or other similar information. For purposes of any Transaction, “Equity Personnel” means any persons hereafter designated as such by KBCM to Party B.

Interpretive Letter:

The parties intend for this Master Confirmation and each Supplemental Confirmation to constitute a “Contract” as described in the letter dated October 6, 2003 submitted by Robert W. Reeder and Leslie N. Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”), to which the Staff responded in an interpretive letter dated October 9, 2003.

Restricted Shares:

With respect to any Transaction, if Party B is unable to comply with clause (h) of “Covenants of Party B” above in this Section 3 because of a change in law or a change in interpretation or the policy of the Securities and Exchange Commission or its staff, or KBCM otherwise determines in its reasonable, good faith opinion based on the advice of outside counsel that any Shares to be delivered to KBCM by Party B may not be freely returned by KBCM to securities lenders as described in clause (h) of “Covenants of Party B” above in this Section 3, then delivery of any Shares (the “Restricted Shares”) shall be effected as follows:

(i)	Delivery of Restricted Shares by Party B to KBCM (or its agent or affiliate) (a “Private Placement Settlement”) shall be effected in accordance with customary private placement procedures with respect to such Restricted Shares reasonably acceptable to KBCM. On the date of such delivery, Party B shall not have taken, or caused to be taken, any action that would make unavailable either (x) the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale or deemed sale by Party B to KBCM (or any agent or affiliate designated by KBCM) of the Restricted Shares or (y) the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by KBCM (or any such agent or affiliate of KBCM). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to KBCM (and/or any such agent or affiliate of KBCM), due diligence rights (for KBCM or any such agent or affiliate of KBCM or any buyer of the Restricted Shares designated by KBCM or any such agent or affiliate of KBCM), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to KBCM (or any such agent or affiliate of KBCM). In the case of a Private Placement Settlement, KBCM shall, in its good faith discretion, adjust the number of Restricted Shares to be delivered to KBCM hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by KBCM (or its agent or affiliate) and may only be saleable by KBCM (or its agent or affiliate) at a discount to reflect the lack of liquidity in Restricted Shares. Notwithstanding anything in the Agreement, this Master Confirmation, or any Supplemental Confirmation to the contrary, the date of delivery of such Restricted Shares shall be the Scheduled Trading Day following notice by KBCM to Party B of the number of Restricted Shares to be delivered pursuant to this clause (i).

(ii)	If Party B delivers any Restricted Shares in respect of the Transaction, Party B agrees that (A) such Shares may be transferred freely among KBCM and its agents and/or affiliates and (B) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed, Party B shall promptly remove, or cause the transfer agent for the Shares to remove, any legends referring to any transfer restrictions from such Shares upon delivery by KBCM (or such agent or affiliate of KBCM) to Party B or such transfer agent of seller’s and broker’s representation letters customarily delivered by KBCM or its affiliates in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, each without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by KBCM (or such agent or affiliate of KBCM).

Maximum Share Delivery:

Notwithstanding any other provision of this Master Confirmation, in no event will Party B be required to deliver to KBCM in connection with any Transaction (whether pursuant to Physical Settlement, Net Share Settlement, Termination Settlement, pursuant to the provisions set forth below “Restricted Shares” above or otherwise) a number of Shares in excess of an amount (the “Capped Number”) equal to the product of (i) two and (ii) the number of Base Shares of such Transaction, subject to reduction by the aggregate number of Shares delivered by Party B in respect of such Transaction on all prior Settlement Dates of such Transaction. Party B represents and warrants (which shall be deemed to be repeated on each day that any Transaction is outstanding) that the Capped Number for such Transaction is equal to or less than the number of authorized but unissued Shares of Party B that are not reserved for future issuance in connection with transactions in the Shares (other than such Transaction) on the date of the determination of the Capped Number (such authorized but unissued Shares, the “Available Shares”). If, as a result of this paragraph, Party B shall not have delivered the full number of Shares otherwise deliverable in respect of a Transaction (the resulting deficit, the “Deficit Shares”), then Party B shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Party B or any of its subsidiaries after the Trade Date for such Transaction (whether or not in exchange for cash, fair value or any other consideration); (ii) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved; and (iii) Party B authorizes additional unissued Shares. Party B shall immediately notify KBCM of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter. Party B covenants not to take any action to decrease the number of Available Shares below the Capped Number.

Assignment:

KBCM may assign or transfer any of its rights or delegate any of its duties under this Master Confirmation and any Supplemental Confirmation relating to a Transaction to any affiliate of KBCM without the prior written consent of Party B, so long as the senior unsecured debt rating (“Credit Rating”) of such affiliate (or any guarantor of its obligations under such Transaction) is equal to or greater than the Credit Rating of KBCM, as specified by S&P Global Ratings or Moody’s Investor Service, Inc., at the time of such assignment or transfer; provided that Party B shall have recourse to KBCM in the event of failure by its assignee to perform any of such duties hereunder; provided, further, that such assignment or transfer will not result in any negative tax or accounting consequences for, or additional payments by, Party B. Notwithstanding the foregoing, the recourse to KBCM shall be limited to recoupment of Party B’s monetary damages and Party B hereby waives any right to seek specific performance by KBCM of its obligations hereunder. In connection with any assignment or transfer pursuant to the first sentence of this paragraph, the guarantee of any guarantor of the relevant transferee’s obligation shall constitute a Credit Support Document under the Agreement. If KBCM so assigns or transfers any of its rights or delegates any of its duties under this Master Confirmation and any Supplemental Confirmation relating to a Transaction, as the case may be, KBCM shall give prompt written notice to Party B of such assignment, transfer or delegation, as applicable.

Notwithstanding anything to the contrary herein, in the Agreement or in the Equity Definitions, KBCM may designate any of its affiliates to purchase or receive such Shares or otherwise to perform KBCM’s obligations in respect of any Transaction and any such designee may assume such obligations, and KBCM shall be discharged of its obligations to Party B only to the extent of any such performance.

Indemnity:

Party B agrees to indemnify KBCM and its affiliates and their respective directors, officers, agents and controlling parties (KBCM and each such affiliate or person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, incurred by or asserted against such Indemnified Party, but only to the extent arising out of, in connection with, or relating to, the failure of a Supplemental Confirmation to become effective pursuant to the provisions set forth under the heading “Conditions to Effectiveness” above on account of any breach of the representations and covenants of Party B set forth thereunder as conditions precedent to such effectiveness. In addition, Party B will reimburse any Indemnified Party for all reasonable expenses (including reasonable legal fees and reasonable expenses) in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom (whether or not such Indemnified Party is a party thereto) at the time, and only to the extent, that the relevant loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from the failure of a Supplemental Confirmation to become effective pursuant to the provisions set forth under the heading “Conditions to Effectiveness” above on account of any breach of the representations and covenants of Party B set forth thereunder as conditions precedent to such effectiveness. For the avoidance of doubt, Party B will not be liable under this “Indemnity” paragraph to the extent that any loss, claim, damage, liability or expense is found in a final and nonappealable judgment by a court of competent jurisdiction to have resulted from KBCM’s gross negligence, fraud, bad faith and/or willful misconduct or a breach of any representation or covenant of KBCM contained in this Master Confirmation, any Supplemental Confirmation or the Agreement.

Miscellaneous:

Non-Reliance:	Applicable

Additional Acknowledgements:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Without limiting the generality of Sections 13.1 and 13.4 of the Equity Definitions, Party B acknowledges that KBCM is not making any representations or warranties with respect to the treatment of any Transaction under any accounting rules, policies, guidelines, principles or statements, including, without limitation, Topic 260, 480, 815 or 815-40 of the FASB Accounting Standards Codification or under FASB’s Liabilities & Equity Project.

4.	The Agreement is further supplemented by the following provisions:

Agreement Regarding Set-off and Collateral:

Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party B under this Master Confirmation and any Supplemental Confirmation are not secured by any collateral. Obligations under any Transaction shall not be set off against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation, any Supplemental Confirmation or any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be set off against obligations under such Transaction, whether arising under the Agreement, this Master Confirmation, any Supplemental Confirmation or any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff. In calculating any amounts under Section 6(e) of the Agreement, notwithstanding anything to the contrary in the Agreement, (a) separate amounts shall be calculated as set forth in such Section 6(e) with respect to (i) any Transaction and (ii) all other Transactions, and (b) such separate amounts shall be payable pursuant to Section 6(d)(ii) of the Agreement.

Status of Claims in Bankruptcy:

KBCM acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to KBCM rights with respect to the transactions contemplated hereby or by any Supplemental Confirmation that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein or in any Supplemental Confirmation shall limit or shall be deemed to limit KBCM’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Master Confirmation, any Supplemental Confirmation or the Agreement; and provided further, that nothing herein or in any Supplemental Confirmation shall limit or shall be deemed to limit KBCM’s rights in respect of any transaction other than the Transactions.

Limit on Beneficial Ownership:

With respect to any Transaction, notwithstanding any other provisions in the Agreement, herein or in the Supplemental Confirmation for such Transaction, KBCM shall not be entitled to receive Shares or any other class of voting securities of Party B (whether in connection with the purchase of Shares on any Settlement Date for such Transaction or any Termination Settlement Date for such Transaction or otherwise) to the extent (but only to the extent) that such receipt would result in KBCM and each person subject to aggregation of Shares or other voting securities with KBCM under Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder (the “KBCM Group”) directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 4.5% of the outstanding Shares or any other class of voting securities of Party B. Any purported delivery under any Transaction shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the KBCM Group directly or indirectly so beneficially owning in excess of 4.5% of the outstanding Shares or any other class of voting securities of Party B. If any delivery owed to KBCM under any Transaction is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, KBCM gives notice to Party B that such delivery would not result in the KBCM Group directly or indirectly so beneficially owning in excess of 4.5% of the outstanding Shares or any other class of voting securities of Party B. If Net Share Settlement in respect of any Transaction would result in the KBCM Group beneficially owning more than 4.5% of the outstanding Shares in connection with closing out its hedge position, KBCM shall be allowed to partially settle such Transaction based on its purchase of that amount of Shares, and then to purchase the amount or amounts of additional Shares necessary to settle the remainder of such Transaction, and to make the associated deliveries at such times as determined by the Calculation Agent.

Severability:

If any term, provision, covenant or condition in this Master Confirmation or any Supplemental Confirmation, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable in whole or in part for any reason, the remaining terms, provisions, covenants, and conditions hereof or thereof shall continue in full force and effect as if this Master Confirmation and such Supplemental Confirmation had been executed with the invalid or unenforceable provision eliminated, so long as this Master Confirmation and such Supplemental Confirmation as so modified continue to express, without material change, the original intentions of the parties as to the subject matter of this Master Confirmation and such Supplemental Confirmation and the deletion of such portion of this Master Confirmation and such Supplemental Confirmation will not substantially impair the respective benefits or expectations of parties to this Master Confirmation and such Supplemental Confirmation; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 of the Agreement (or any definition or provision in Section 14 to the extent that it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

Miscellaneous:

(a)	Addresses for Notices. For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to KBCM:

Address:	KeyBanc Capital Markets Inc.
127 Public Square
Cleveland, Ohio 44114
Attention:	David Gruber (dgruber@key.com)
Thomas R. Wise (thomas_r_wise@keybank.com)

And with a copy to:

Address:	Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention:	J. Gerard Cummins
Telephone No.:	212-839-5374
Facsimile No.:	212-839-5599

Address for notices or communications to Party B:

Address:	DDR Corp.
3300 Enterprise Parkway
Beachwood, Ohio 44122
Attention:	Christa A. Vesy
Facsimile No.:	216-755-1697

With a copy to:

Address:	Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114
Attention:	Kimberly J. Pustulka
Telephone No.:	216-586-7002
Facsimile No.:	216-579-0212

Party B payment instructions:

To Be Advised.

(b)	Waiver of Right to Trial by Jury. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Master Confirmation, any Supplemental Confirmation or the Agreement. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Master Confirmation and, from time to time, any Supplemental Confirmation by, among other things, the mutual waivers and certifications in this Section.

(c)	Binding Contract. (i) This Master Confirmation, and upon execution of any Supplemental Confirmation, this Master Confirmation together with such Supplemental Confirmation, is a “qualified financial contract,” as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); (ii) such Supplemental Confirmation constitutes a “confirmation in writing sufficient to indicate that a contract has been made between the parties” hereto, as set forth in Section 5-701(b)(3)(b) of the General Obligations Law; and (iii) this Master Confirmation constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Master Confirmation, and upon execution of such Supplemental Confirmation, this Master Confirmation together with such Supplemental Confirmation. The parties hereto further agree and acknowledge that this Master Confirmation, and upon execution of any Supplemental Confirmation, this Master Confirmation together with such Supplemental Confirmation, constitutes a contract “for the sale or purchase of a security,” as set forth in Section 8-113 of the Uniform Commercial Code of New York.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Master Confirmation.

Yours faithfully,

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Paul Hodermarsky
	Name:	Paul Hodermarsky
	Title:	Managing Director

Confirmed as of the date first written above:

DDR CORP.

By:	/s/ Christa A. Vesy
	Name:	Christa A. Vesy
	Title:	Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer

EXHIBIT A

[Insert Date]

Supplemental Confirmation for Forward Stock Sale Transaction

To:	DDR Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Telefax No.: 216-755-1697

Attention: Christa A. Vesy

Interim Chief Financial Officer, Executive Vice President and Chief Accounting Officer

From:	KeyBanc Capital Markets Inc.

127 Public Square

Cleveland, Ohio 44114

Attention: David Gruber

Dear Sir/Madam:

KeyBanc Capital Markets Inc. (“KBCM”) and DDR Corp. (“Party B”) are parties to the Master Confirmation for Forward Stock Sale Transactions dated September 9, 2016 (the “Master Confirmation”) pursuant to which KBCM and Party B have entered into a Transaction with the terms and conditions set forth therein and herein. This Supplemental Confirmation, together with the Master Confirmation, shall constitute a “Confirmation” for purposes of the Agreement. In the event of any inconsistency between the Master Confirmation and this Supplemental Confirmation, the Master Confirmation shall govern to the extent of such inconsistency. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Master Confirmation.

The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]

Effective Date:	[ ]

Base Shares:	[ ] Shares

Maturity Date:	[ ]

[Number of Forward Hedge Shares Sold on 1st Trading Day of the Forward Hedge Selling Period:	[ ]

Number of Forward Hedge Shares Sold on 2nd Trading Day of the Forward Hedge Selling Period:	[ ]

Number of Forward Hedge Shares Sold on 3rd Trading Day of the Forward Hedge Selling Period:	[ ]

Number of Forward Hedge Shares Sold on [20th] Trading Day of the Forward Hedge Selling Period:	[ ]]	[1]

[Aggregate Sales Price of Forward Hedge Shares Sold on 1st Trading Day of the Forward Hedge Selling Period:	[ ]

Aggregate Sales Price of Forward Hedge Shares Sold on 2nd Trading Day of the Forward Hedge Selling Period:	[ ]

Aggregate Sales Price of Forward Hedge Shares Sold on 3rd Trading Day of the Forward Hedge Selling Period:	[ ]

Aggregate Sales Price of Forward Hedge Shares Sold on [20th] Trading Day of the Forward Hedge Selling Period:	[ ]]	[2]

Initial Forward Price:	USD[ ]

[1]	Number of entries should correspond to the number of Trading Days in the Forward Hedge Selling Period.
[2]	Number of entries should correspond to the number of Trading Days in the Forward Hedge Selling Period.

A-1

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Supplemental Confirmation.

Yours faithfully,

KEYBANC CAPITAL MARKETS INC.

By:
Name:
Title:

Confirmed as of the date first written above:

DDR CORP.

By:
Name:
Title:

A-2

EXHIBIT B

The Settlement Commission is equal to USD 0.02 per Share.

B-1

SCHEDULE I

Forward Price Reduction Date	Forward Price Reduction Amount[1]
Trade Date	USD 0.00
[ ]	USD [ ]
[ ]	USD [ ]
[ ]	USD [ ]
[ ]	USD [ ]
Maturity Date	USD 0.00
Thereafter	USD 0.00

[1]	This table to be filled out from the corresponding table in the Transaction Notice relating to the applicable Supplemental Confirmation.

SI-1